UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2016

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

(Exact Name of Registrant as Specified in Charter)

Switzerland	001-32938	98-0681223
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Gubelstrasse 24

Park Tower, 15th Floor

6300 Zug, Switzerland

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 41-41-768-1080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 13, 2016 (the “Closing Date”), Allied World Assurance Company Holdings, AG (the “Company”), Allied World Assurance Company Holdings, Ltd (“Holdings”) and Allied World Assurance Company, Ltd (“AWAC”, and together with the Company and Holdings, “Allied World”), entered into a Credit Agreement, dated as of the Closing Date (the “Credit Agreement”), with the lenders party thereto (the “Lenders”), Wells Fargo Bank, National Association, as administrative agent and swingline lender, and Citibank, N.A., as syndication agent.  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Credit Agreement provides for a $200 million five-year senior unsecured revolving credit facility (the “Facility”) for the making of revolving loans and short-term swingline loans to Allied World.  The aggregate commitment of $200 million under the Facility may be increased by up to $150 million upon Allied World’s request and upon the agreement of one or more Lenders or additional lenders.  Borrowings in the form of swingline loans are subject to a sublimit of $25 million included within the $200 million aggregate commitment.  Borrowings under the Credit Agreement may be used by Allied World for general corporate purposes.  Borrowings under the Credit Agreement bear interest at a rate selected by Allied World and equal to either the Base Rate or LIBOR plus a margin, other than swingline loans, which will only bear interest at the Base Rate plus a margin, as more fully set forth in the Credit Agreement.  The Credit Agreement requires that all revolving loans be repaid in full no later than the fifth anniversary of the Closing Date and that any swingline loans be repaid in full no later than the earlier of (i) ten business days after such swingline loan is made and (ii) the fifth anniversary of the Closing Date.  The Company and Holdings have unconditionally guaranteed the obligations under the Facility.

Allied World will pay customary arrangement and administration fees under the Credit Agreement.  There is an additional fee payable at an annual rate based upon the long-term senior unsecured debt ratings of Holdings and the Company in effect from time to time on the average daily unutilized commitments of the Lenders.

The Credit Agreement contains representations, warranties and covenants customary for similar bank loan facilities, including a covenant to maintain a ratio of Consolidated Indebtedness to Total Capitalization as of the last day of each fiscal quarter or fiscal year of not greater than 0.35 to 1.0 and a covenant that the Consolidated Net Worth of the Company and its subsidiaries, as of the last day of any fiscal quarter or fiscal year, not fall below a minimum amount calculated based on Consolidated Net Worth as of March 31, 2016, as adjusted for increases due to income or issuances of capital stock and decreases due to extraordinary dividend payments and stock repurchases.  The Credit Agreement also has customary Events of Default, including (subject to certain materiality thresholds and grace periods): payment defaults; failure to comply with covenants; material inaccuracy of any representation or warranty; cross-defaults to other material debt or hedging obligations; unsatisfied judgments or pension obligations; bankruptcy, liquidation or insolvency proceedings; the issuance of any orders of conservation or supervision with respect to, or certain other matters relating to insurance licenses held by, any Material Insurance Subsidiary; and certain change in control events.

The Facility replaces the four-year senior secured credit facility under the Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among Allied World, the lenders party thereto, Citibank, N.A., as syndication agent, and Wells Fargo Bank, National Association, as administrative agent, fronting bank and letters of credit agent (the “2012 Facility”).  The aggregate commitment under the 2012 Facility was reduced from $450 million to $150 million effective as of November 17, 2014.  The 2012 Facility expired on June 7, 2016 in accordance with its terms.  There were no outstanding loans or letters of credit issued under the 2012 Facility as of the expiration date thereof.

Certain of the Lenders and their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services to the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing summary of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The direct financial obligation information included pursuant to Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

10.1

Credit Agreement, dated as of June 13, 2016, by and among Allied World Assurance Company Holdings, AG; Allied World Assurance Company Holdings, Ltd; Allied World Assurance Company, Ltd; the lenders party thereto; Wells Fargo Bank, National Association, as administrative agent and swingline lender; and Citibank, N.A., as syndication agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Dated: June 16, 2016	By:	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Executive Vice President & General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement, dated as of June 13, 2016, by and among Allied World Assurance Company Holdings, AG; Allied World Assurance Company Holdings, Ltd; Allied World Assurance Company, Ltd; the lenders party thereto; Wells Fargo Bank, National Association, as administrative agent and swingline lender; and Citibank, N.A., as syndication agent.